Exhibit 10.37

PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

The following confirms an agreement between me and MEDICALCV, INC., a Minnesota corporation (the “Company”), which is a material part of the consideration for my employment by, or consulting services provided to the Company:

A.                                   I understand that the Company possesses or will acquire Proprietary Information which is important to its business.  For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business.  “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, mask works, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally.  I understand that my employment/consulting creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

B.                                     I understand that the Company possesses “Company Documents” which are important to its business.  For purposes of this Agreement, “Company Documents” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others.  Company Documents include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer list, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

C.                                     Unless the subject of my consulting services or employment is, by mutual agreement with the Company, expanded to include other services, my consultation or employment, this agreement and its terms will relate solely to the “Restricted Business.”  “Restricted Business” means directly or indirectly engaging in the development, manufacturing and sale of devices or methods for the treatment of atrial fibrillation through the delivery of energy to affect or create lesions to the epicardial surface of the heart; provided, however, that the restricted activity shall not include:  (i) engaging in the practice of medicine, including the treatment of atrial fibrillation by any means and consultation in connection therewith, or other professional activities of physicians such as participation in clinical trials; or (ii) consultation with or employment by an organization or entity that engages in the Restricted Business, provided that the subject of such consultation or work does not involve the development, manufacture and sale of devices or methods for the treatment of atrial fibrillation through the delivery of energy to affect or create lesions to the epicardial surface of the heart.

D.                                    In consideration of my employment by the Company and the compensation received by me from the Company from time to time or my consulting relationship with the Company and the fees I may receive from the Company, I hereby agree as it relates to the Restricted Business as follows:

1.                                       All Proprietary Information and all patents, copyrights and other rights in connection therewith shall be the sole property of the Company.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information.  At all times both during my employment/engagement by the Company and after termination of such employment/engagement, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

2.                                       All Company Documents shall be the sole property of the Company.  I agree that during my employment or engagement by the Company, I will not remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment.  I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment/engagement if so requested by the Company, I will return all Company Documents, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

3.                                       I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all “Inventions,” which includes all improvements, inventions, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment/engagement, which pertain to the Restricted Business.  I will also disclose to the President of the Company all things that would be Inventions pertaining to the Restricted Business if made during the term of my employment/engagement, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company.  Such disclosures shall be received by the Company in confidence and do not extend the assignment made in Section 4 below.  I will not disclose Inventions to any person outside the Company unless I am requested to do so by management personnel of the Company.

4.                                       MedicalCV has provided to me this written notification that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret of the Company was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to the Restricted Business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or which does not result from any work performed by me for the Company.

5.                                       I agree to perform, during and after my employment or engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

6.                                       I have attached hereto as Exhibit C a complete list of all Inventions related to the Restricted Business to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete.  If no such lists attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

7.                                       During the term of my employment/engagement and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason.  However, this obligation shall not affect any responsibility I may have as an employee/consultant of the Company with respect to the bona fide hiring and firing of Company personnel.  In addition, I agree that during the term of my employment or engagement, and for one (1) year thereafter, I will not do anything which would in any manner disrupt, undermine or impair the Company’s contractual relationships with any of its customers.

8.                                       I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment/engagement by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment/engagement with the Company.

9.                                       I agree that except to the extent provided in any written consulting or employment agreement entered into between me and the Company, I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause.  This is the full and complete agreement between myself and the Company on this term.

10.                                 I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment/engagement, and that as an employee/consultant of the Company I have obligations to the Company which are not set forth in this Agreement.

11.                                 I agree that my obligations under paragraphs 1 through 7 of this Agreement shall continue in effect after termination of my employment or consulting relationship, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

12.                                 This Agreement shall be effective as of the date I executed this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

13.                                 This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date:August 10, 2003	/s/ Robert H. Svenson, M.D.
Signature of Employee or Consultant

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date: August 10, 2003	/s/ Gregory G. Brucker
Signature of Employee or Consultant